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Editorial Contact: FOR IMMEDIATE RELEASE	David A. Smith 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-6032 editor@HALwhistleblowers.org

Halliburton Shareholder Says DCAA Auditors Duped by KBR Officials,
Cites Experiences in KBR's Arlington, Virginia Offices;
Armitage Associates LC, Other "Neo-Con/Mastadon" Groups Shared Arlington Address

ALEXANDRIA, VIRGINIA, October 3, 2006 --- David A. Smith, the Halliburton shareholder who received mis-directed e-mails intended for David R. Smith, Vice President of Tax at Halliburton, today renewed his call for House and Senate GOP "leaders" to schedule oversight hearings into Halliburton/KBR's Federal contracting practices.

DCAA Auditor Floor Walks Were a Sham, Says Smith

While working in the Halliburton/KBR Government Proposals group at 1550 Wilson Boulevard in Arlington, Virginia, Smith says he witnessed compliance officers and human resource officers duping DCAA auditors during floor walks. The Defense Contract Audit Agency, or DCAA, is charged with ferreting out corruption, waste, and abuse in Federal contracting.

"When the DCAA auditors arrived unannounced, the KBR Kompliance officers stalled them in the lobby with polite conversation and offers of refreshment, while HR raced to spread the word that everyone should get their timekeeping records in order, and shuttled 'problem' employees away from their desks. Once the Kompliance officers got the 'all clear' from HR, they escorted the auditors through the offices. I distinctly recall one auditor commenting on how many people were out of the office that day. One of the KBR Kompliance officers responded smoothly, to the effect that some were out sick, but many were at an off-site meeting. I was stunned to hear this blatant lie, and I hope Ms. Mann - Halliburton's mouthpiece down in Houston - can appreciate why the 'confidential' corporate tip line didn't inspire much 'confidence' after I heard that utterance coming from one of our Kompliance officers."

"I can distinctly remember the person whose timekeeping record they used to demonstrate compliance for our group," says Smith, "and the Kompliance officer coming by later in the day to joke with him about what a great job he'd done as the auditor-facing facade for our group. It was a Potemkin procession, carefully choreographed for the auditors' perception."

Afghan Embassy Rebuild Proposal Sparked Sick Jokes, Smith Says

Smith also recounts sitting in on "business development" meetings in which Halliburton's bid to rebuild the American Embassy in Kabul, Afghanistan was planned and discussed.

"When I asked one of the business development guys whether the situation on the ground was secure enough for our employees, he joked that we could handle a few 'towelheads with slingshots'," says Smith. "When I persisted, and asked what would happen if - during construction - the Embassy and our employees and equipment were to be hit, he joked that we'd just bill the Federal Government for a do-over."

As shown on FedBizOpps, the Department of State awarded the contract (valued at $114,989,000) to Brown and Root Services at 1550 Wilson Blvd. To view the award notification, use the search feature of FedBizOpps, and restrict your search as follows: 1. Change "Documents to Search" to "Both" active and archived documents; 2. Uncheck "All" and Check "Award"; and 3. Type "Afghanistan AND embassy" in the "Full Text Search" box. The award notification number is: SALMEC-02-C0042, and the contact information for the Department of State contracting office that oversaw the solicitation effort is included (e.g., for making FOIA requests to see Halliburton's bid for the work).

Halliburton/KBR Business Ties with State and Defense Departments Were
Often Cited in Business Development/Proposal Development Meetings, Smith Says;
Tenants at 1550 Wilson Boulevard Formed a Mastadon Pack (or PAC)

Smith notes that Armitage Associates, LC ("AALC") was just one of several companies with close ties to the current Administration's foreign policy occupying space at 1550 Wilson Boulevard. The office building is located in the Rosslyn area of Arlington, Virginia.

"Not since Mark Felt and Bob Woodward met in that underground Rosslyn parking garage has there been so much intrigue surrounding a Republican President on this side of the Potomac," laughs Smith.

"In all seriousness, however, it was very common to see the KBR bigwigs getting off the elevator on floors where Halliburton/KBR had no operations, for meetings with the principals of other tenants of the building. If you look at the tenant roster for 1550 Wilson and 1560 Wilson during the timeframe in question (2001 to 2003), you'll find that it was a veritable mastadon pack of so-called 'neo-con' Republican organizations."

Smith highlights the Armitage connection, in particular. "Dick Armitage was part of the group that called itself 'The Vulcans' - the foreign policy advisory group, led by Dr. Rice, that had the Iraq game plan locked and loaded (in my opinion) by January 2001. Ambassador Armitage was confirmed as the Deputy Secretary of State in March 2001. It might be a worthwhile exercise for the DOJ, FBI, SEC, and oversight committees to look at the AALC billing records prior and subsequent to Mr. Armitage's confirmation. A better name for their warmongering group might have been 'The Romulans' instead of 'The Vulcans,' because little logical foreign policy has emerged from their labors, in my view."

According to a "Consulting/Marketing Services Agreement" between AALC and Roy F. Weston, Inc. (filed as Exhibit 10.27 to Weston's 10-K on March 31, 1998): "AALC is in the business of providing consulting and marketing services to business organizations with respect to international marketing, international operations and international strategic planning and is, by reason of its knowledge, education and expertise in those subjects, capable of performing the services described herein". The full Agreement may be found by searching on "Armitage" within this filing. Notably, as shown in this filing, Ambassador Armitage was also a Director of Weston when this self-dealing Agreement to purchase services from his consulting group was executed.

"Self-dealing Ambassadors for the Abramoff Agenda are not what America needs right now," says Smith.

"Ambassador Armitage became a Director of Conoco-Phillips earlier this year, and I'm sure he's hard at work helping to strategize on how to generate more energy-producing jobs here in the U.S. (such as in the coal-producing regions of Appalachia and the American West)," says Smith. The Initial Statement of Beneficial Ownership, reflecting Ambassador Armitage's first stock grant as a Conoco-Phillips Director, is available on the SEC website. Ambassador Armitage has also received stock for his directorial duties at ManTech.

"The lucrative revolving door between the private sector and public sector is spinning so fast, you'd think the resulting breeze is the Administration's solution to global warming," quips Smith. "I suspect that Ms. Plame and her lawyers probably already know that Ambassador Armitage has these stock awards available to satisfy any future civil judgments, but what they may not know is that Ambassador Armitage did a brisk 'consulting' business at AALC, including from some of the other tenants located at 1550 Wilson Boulevard. Piercing the corporate veil may be difficult, but may be a worthwhile undertaking for Ms. Plame's legal team to pursue."

Smith continues: "During business development and proposal development meetings at KBR's offices at 1550 Wilson, frequent references were made to phone calls, breakfast meetings, and other 'outreach efforts' that our business development team would make to sitting members of the Bush Administration, to help secure Federal contracts. I imagine that a wholehearted, good faith investigation by the DOJ, FBI, SEC, and/or Congressional oversight committees would turn up copious cell phone records, e-mails, expense reports, and the like that would bear this out. But frankly, I fear that the DOJ headquarters has been turned into the CYA branch of Vinson & Elkins' worldwide operations."

LOGCAP III, Other Military-Related Contracts Also of Concern, Says Smith
Propaganda Films Did Not Match Reality on the Ground

Smith says that the Proposals group was periodically shown slideshows, videos, and other internal marketing pieces, aimed at cultivating the image that the group's proposal bids were leading to good works around the globe.

"Just before one holiday party, the Proposals group had to sit through a video showing the laundry, galley, and other support services that KBR was purportedly providing to our military personnel stationed overseas. Smiling, happy-looking Halliburton/KBR employees were posed mid-task, while the narrator intoned soothingly about the important work we were doing. By 'sheer coincidence,' this came right around the time that KBR was desperately recruiting to backfill these positions, offering to train anyone how to be a forklift operator or truck driver, if they'd only sign up to go work overseas. Enticements such as signing bonuses, presentations about the tax-free earnings one could earn while working overseas, and the like were used to try to staff the contract's shortfall roster."

Smith continues, "At a family reunion, I was excited to learn that one of my cousins, a United States Marine, had just returned from Camp Bondsteel, near Kosovo. Since Camp Bondsteel was prominently featured in those corporate propaganda presentations as one of KBR's Krowning Achievements (the company was the prime contractor both for building and operating the base), I was eager to hear my cousin's firsthand, on-base experiences."

"Boy, did I ever get an earful about the true living conditions. My cousin's compassion and enthusiasm for helping the locals was matched only by the ferocity with which he decried the base's operations. He brought his laptop to the reunion, to show his pictures of the local customs, countryside, and people; it didn't take a photography critic to see that his off-base pictures were decidedly positive and upbeat, while his on-base pictures were pretty bleak. His pictures looked nothing like the ones the Proposal Group had been shown in KBR's offices at 1550 Wilson Boulevard."

Smith notes that in the latest 10-Q, Halliburton acknowledges that the Army has decided to re-bid the LOGCAP contract. Smith says: "In an era when military families sometimes have to go on food stamps to make ends meet, this Administration has outsourced logistics work to private sector companies with cozy Administration ties, at an obscene cost to the American taxpayer. Rather than training military personnel to do these jobs and perform these functions, and then increasing their military pay commensurately as they acquire these new skills, this Administration has taken care of its cronies in the private sector, in my view. The fallout of this program includes damage to military morale, and the loss of mid-level NCOs and officers - who make a rational, though often painful, financial decision to leave the military to 're-up' in the private sector instead. The free-market incentives here couldn't be more perverse if Orwell himself were writing the script, in my view."

"When organizations like the National Military Family Association have to practically beg the Rumsfeldians for body armor that should have been provided from the word go, but private sector contractors draw huge, tax-advantaged salaries within the relative safety of the Green Zone, I don't think the current Administration is fit to run the re-compete of LOGCAP - assuming LOGCAP should be renewed at all."

DTRA CTRIC Corner-Cutting at KBR Also of Concern, Says Smith

"One other point I want to be sure to make about KBR's operations at 1550 Wilson is that - despite the fact that a Sensitive Compartmented Information Facility (or 'SCIF') was built in order for KBR to bid on secret and top secret work - managers routinely cut corners, using personnel who were not properly cleared, to create the proposals outside the SCIF's secure environment."

"Once, when I was asked to work on a task order response for a bid under DTRA CTRIC, I took the materials home to read them. As I began to familiarize myself with the Statement of Work, I stumbled across the requirement that personnel hold a clearance level I did not have. The next morning, when I pointed this out to the business development manager overseeing the effort, he told me to not worry about it, saying that KBR's 'pipeline of work' simply didn't allow for the observation of such procedural niceties. Besides, he said, 'we need your language skills on this one'."

DTRA CTRIC stands for Defense Threat Reduction Agency, Cooperative Threat Reduction Integrating Contract. According to the Program Office website - maintained by SAIC - the program was established to "assist the nations of the former Soviet Union (FSU) in eliminating or reducing their stockpiles of nuclear weapons, and in reducing the threat of proliferation of their arsenals of nuclear, chemical weapons and biological weapons materials and related expertise and knowledge. The Department of Defense (DoD) was designated as the Executive Agent for what became the Cooperative Threat Reduction (CTR) Program."

"Beginning in 9th grade, I was tutored in Russian one day a week. I continued with my studies of the language into my college years," says Smith, who also studied Spanish, German, and Latin. "The Director of Special Programs at KBR was desperate for a 'task order win' under the DTRA program, because we were batting .000 on the task orders so far, which made him look bad. He was the one who told me to ignore the Statement of Work security clearance requirements."

Smith continues: "Like many in my generation, I grew up worrying that Red Dawn or War Games was going to come true. When the Berlin Wall fell, I - like many others in my generation - rejoiced at the prospect of a new paradigm. Like many in my generation, I headed off to college with a renewed sense of hope for the future. And, like many in my generation, I view the Baby Boomers in the Bush Administration as bunglers, who botched the peace dividend."

"I think these bunglers suffer from a sort of generational psychosis, collectively concerned that they don't quite measure up to their parents, the so-called 'Greatest Generation'. I think that they've manufactured the current conflicts in a vain attempt to equal or surpass their parents - my generation's grandparents."

"But I digress. The point is, issues like non-proliferation under the DTRA CTRIC program are simply too important to let cronyism intrude," Smith continues. "KBR was only added as one of the prime contractors on the DTRA CTRIC program after protesting its way onto the list of primes, which also included Bechtel, Parsons, Raytheon, and Washington Group International. KBR wasn't initially among the contract awardees; the company protested its way onto the awardee list, rather than earning a berth there with its initial proposal. In KBR business development meetings - including with the Director of Special Programs present - several retired colonels and generals openly speculated that KBR lacked the credentials to do the work; the response was typical: 'we'll call in some favors, and figure out how we're gonna do it after we win it,' or words to that effect. This sort of business development bluster most often came from retired half-colonels, who didn't manage to earn a full bird, let alone a star, before taking private sector jobs."

Generation X and Generation Y Is a New Breed of Shareholder and Voter, Smith Says

"Like many of my generation, I grew up in awe of my grandparents' sacrifices," says Smith. "I count myself very fortunate to have been exposed to their life stories and experiences. I think as we begin to insist on our place at the grown-ups' table of public policy this mid-term, the Bunglers in this Administration are going to realize that we are very much our grandparents' grandkids. We are a new breed of independent-minded voter, and we are also responsibility/accountability-minded investors - a point I hope has not been lost on Mr. Lesar down there in Houston."

"We expect the buck to stop somewhere - whether talking about the Halliburton boardroom or the Executive Office of the President - because many of us had grandparents who revered the straight talk of President Harry S. Truman."

"My generation grew up being marketed to (everything from breakfast cereal to designer labels), and I could only laugh when Tony Snow gave his September 12, 2006 performance for the press."

In that briefing, Tony Snow said: "Let me reiterate: The President has made it clear -- he doesn't want anybody BS'ing him, he doesn't want anybody lying to him, he doesn't want anybody shading the truth to him. He has made it absolutely clear to generals that the job is to win. And the first thing you have to do is, to the best of your ability, cut through that fog of war and tell him what the situation is and what they need to get the job done, and that continues to be the case."

Smith laughs: "Given how Mr. Snow makes his living these days, that strikes me as 'irony so rich it will give you tooth decay' if you even nibble at it. The People are sovereign in a republic, we don't elect Imperators, and we don't want anybody - including the President or his taxpayer-funded mouthpiece - BS'ing us either. My generation can sniff out bogus brand building like BS bloodhounds, and there's a funny smell coming from Mr. Snow's podium these days. Maybe it's just the temporary press quarters, but I don't think so. If you think of the two major parties as competing brands, Mr. Snow may wish to rethink his approach to building the brand he is paid to endorse, and lay off the infomercial shtick in favor of some facts. My generation can sniff out a cost-cutting recipe change in a favorite food product, and we can sniff out a principles-cutting recipe change in conservatism, too."

"On a more serious note: I have classmates, friends, and first degree relatives who have served (and are serving) in the military. I voluntarily took the oath of office as a midshipman in the fall of 1990, during the lead-up to the first Gulf War; barring the Crohn's Disease disqualification, I would have gladly served, and I had hoped to put my language skills to use as a lifer."

"Who is the closest relative of either Constitutional officer, or of any member of the President's Cabinet, who is actually serving in uniform today?"

"And please spare me the well-coifed, ill-informed Tony Snow piously trotting out the President's supposed 'service' in the Air National Guard. Mark Bingham, the gay rugby player on Flight 93, did more to protect America's skies than Dubya ever did in all his years of supposed service in the ANG. I'd rather have a real hero like Mark Bingham on my flight - someone who actually got the 'mission accomplished' - than a manufactured hero using the trappings of office, a flight suit, and an aircraft carrier photo op to prematurely declare 'Mission Accomplished'."

"How did 'Shrubya and Rove' repay Mark Bingham's heroics on Flight 93? By dishonoring his memory: by stepping up 'don't ask, don't tell discharges' - even against military personnel with critical foreign language skills. They made gay marriage the distracting wedge issue of the 2004 general election. This, despite the fact that the man Karl Rove knew as his father, the man who raised Rove to be the man he is today, was reportedly gay. Now there's a fact that Karl Rove conveniently failed to tell the heartland, as he railed about God, guns, and gays. Does Mr. Rove believe that the man who raised him was somehow less patriotic by dint of his orientation? Does Mr. Rove believe that the man who raised him was unfit to wear the uniform? Does Mr. Rove believe that the man who raised him was an unfit parent, or that he - Mr. Rove himself - was somehow irrevocably damaged by that man's parenting? If so, does that call into question Mr. Rove's suitability to serve as a counselor to the leader of the free world?"

Smith continues: "Rove didn't serve in the military either, maintaining deferments during the Vietnam War without ever completing his college degree. He's a self-described agnostic. He's been divorced once, married twice, and has a son of military service age. Is Rove's son serving his country? And what the heck is a college dropout like Rove doing advising the President on matters beyond his ken, with security clearances like his? Maybe the heartland voters should take a harder look at the marketing behind Rove's Gods, guns, and gays message: he doesn't believe in God, he dodged picking up a gun, and he was raised by a gay man."

War Is Still a Racket, Says Smith
"And KBR is Iraqeteering Central"

Smith cites the profound words of Major General Smedley Darlington Butler, the author of War is a Racket, first published in 1935, during the inter-war period.

"This book should be required reading for all the mastadon neo-cons in Rumsfeld's inner circle for whom military service wasn't a priority," says Smith, adding, "Donald Rumsfeld and the rest of the Nixon-Ford retreads clearly didn't learn anything during their exile, and the more evolved elephants in my party have been a bit surprised to discover that the Wooly, Wily Warmongerers hadn't gone extinct altogether."

General Butler - who earned a Medal of Honor twice - penned the opening: "War is a racket. It always has been."

The small book is divided into five sections:

War is a Racket
Who Makes the Profits?
Who Pays the Bills?
How to Smash This Racket!
To Hell with War!

"The President and his inner circle have made a veritable prophet out of good ol' Smedley - not to mention the very large profits their affiliates have raked in," says Smith. "They have taken the racket that good ol' Smedley described in his little book to a whole new level of sophistication - but one set of mis-directed e-mails, intended for David R. Smith (VP of Tax at Halliburton) have laid it bare for what it really is - and was intended to be all along."

"In fact," Smith adds, "I hope to publish my own modern update to good ol' Smedley's book, with special emphasis on the 'How to Smash This Racket!' aspect, updated for modern readers, geared to patriots of every generation, and drawing upon modern information-sharing tactics. Thomas Jefferson was right - as he was about so many things - when he stressed the importance of a well-educated populace to the continued good health of the Republic."

Smith chuckles and says his working title is Iraqeteering (TM): How the Cheney Chain Gang Led Us Back to Baghdad.

"Publisher? No, not yet," says Smith. "But if I sign a deal, fifty percent of any advance will go to the National Military Family Association - a group whose membership's needs I feel have been sorely neglected by this Administration."

"Let me cut straight to the chase," says Smith. "As far as I'm concerned, Cheney is to Bush what Agnew was to Nixon. It may come as a shock to this Administration to discover that anyone in Generation X or Y knows Agnew's name or significance to the GOP's history and the nation's history, but some of us know that in order to escape repeating history, you have to first study it."

"The first step is picking up a book," Smith says. "I recommend starting with A World Transformed, co-authored by the first Presidential candidate I ever voted for. The resident librarian in the East Wing ought to be able to help the sitting President to find it online; whether the DC public library system can afford a copy to loan for free - given this Administration's domestic spending priorities - is anyone's guess."

Smith Calls on Virginia Senator Warner to Get Busy

"Senator John Warner of Virginia is my home state's senior Senator. He is also the Chair of the Senate Armed Forces Committee. Where is his 'leadership' on these issues?" asks Smith. "This is precisely why I have asked my native state Senators, Byrd and Rockefeller, to waive Senatorial courtesy considerations and investigate my claims. Senator Allen is distracted by his Macaca-mamie gaffes, and Senator Warner has shown no inclination whatsoever to hold hearings investigating these matters."

"Meanwhile, Senator McCain - the candidate I supported in my party's 2000 primaries - seems too busy recording pro-Allen campaign ads to engage on this issue right now. I got the brush-off from his staff."

"From my point of view, these e-mails are just one more set of e-mails that the current GOP 'leadership' - or what passes for it these days on Capitol Hill - has willfully ignored," says Smith, citing the Mark Foley e-mails that were widely reported last week.

"Halliburton's shareholders should be able to look to Congress to help ensure that the FCPA allegations, tax evasion allegations, and other matters that fall under Federal jurisdiction are properly policed. Nowhere is it written that Congress - as a co-equal branch with the Executive and Judicial - cannot conduct its own investigations, especially when years have elapsed with little or no progress from the 'ongoing' Executive branch 'investigations'. I renew my call on Virginia's delegation to prove that Virginia has rightfully earned its nickname as 'Mother of Presidents,' and to demonstrate that today's Virginians are truly the rightful modern-day heirs of Patrick Henry, Thomas Jefferson, James Madison, George Mason, James Monroe, and - of course - George Washington."

Smith concludes, "Some might argue that Virginia lost her soul and her moral leadership when the western counties split off in 1863 to form West Virginia. My home state motto is Montani semper liberi, and it means, 'Mountaineers are always free'. This is a rare opportunity for the Old Dominion delegation to demonstrate that Virginia still puts national interest ahead of partisan interest, as the Pre-Eminent Virginian urged us all to do."

Smith reminds Senators Warner and Allen that George Washington said: "All obstructions to the execution of the Laws, all combinations and associations, under whatever plausible character, with the real design to direct, control, counteract, or awe the regular deliberation and action of the constituted authorities, are destructive of this fundamental principle, and of fatal tendency. They serve to organize faction, to give it an artificial and extraordinary force; to put, in the place of the delegated will of the nation, the will of a party, often a small but artful and enterprising minority of the community; and, according to the alternate triumphs of different parties, to make the public administration the mirror of the ill-concerted and incongruous projects of faction, rather than the organ of consistent and wholesome plans digested by common counsels, and modified by mutual interests. However combinations or associations of the above description may now and then answer popular ends, they are likely, in the course of time and things, to become potent engines, by which cunning, ambitious, and unprincipled men will be enabled to subvert the power of the people, and to usurp for themselves the reins of government; destroying afterwards the very engines, which have lifted them to unjust dominion. Towards the preservation of your government, and the permanency of your present happy state, it is requisite, not only that you steadily discountenance irregular oppositions to its acknowledged authority, but also that you resist with care the spirit of innovation upon its principles, however specious the pretexts." [empahsis added here]

"Wiser words have rarely been spoken by any Virginian," says Smith, "West By God or otherwise. It's almost as if President Washington had a prescient glimpse of the machinations of today's Executive Office of the President."

###

Important Information: David A. Smith plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of the Halliburton Company in connection with the 2007 Annual Meeting, currently scheduled to be held on Wednesday, May 17, 2007. HALLIBURTON SHAREHOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Smith is the beneficial owner of 1 share of Halliburton's common stock, as of September 21, 2006. Mr. Smith did not seek or obtain permission to quote any third-party sources contained in this filing.